Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 16, 2007, accompanying the consolidated financial statements of Integrated Service Company, LLC and subsidiary as of December 31, 2006 and 2005 and the related consolidated statements of operations, members’ equity and cash flows for each of the three years in the period ended December 31, 2006 included in the Current Report on Form 8-K of Willbros Group, Inc. dated November 2, 2007, which is incorporated by reference in this Registration Statement (Registration No. 333-135540). We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Tulsa, OK
December 13, 2007